SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

AXCESS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11933	85-0294536
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4950 Keller Springs Road, Suite 130, Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 407-6080

Former Address: 16650 Westgrove Drive, Suite 600, Addison, Texas	75001
(Former address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

4.01 Changes in Registrant’s Certifying Accountant.

5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.03 Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year.

5.07 Submission of Matters to Vote of Security Holders.

8.01 Other Events.

9.01 Financial Statements and Exhibits.

Exhibit 16.1
Exhibit 16.2

Section 4-Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant

On August 15, 2012 we were notified by Hein & Associates LLP (“Hein”) that they had resigned from being our independent registered accounting firm as the client-auditor relationship with us had ceased. The last report issued by Hein is dated April 14, 2010 and contained a “going concern” opinion due to our financial condition. Other than the aforementioned there have been no other adverse opinions or a disclaimer of opinion in the audit report for the last two fiscal years. To our knowledge we have had no disagreements with Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years or during the interim period between our last annual report and the date of Hein’s resignation.

On September 28, 2012, our Board of Directors recommended to our stockholders that we engage Whitley Penn, LLP as our new independent registered accounting firm. On September 30, 2012, shareholders representing a majority voting interest in Axcess International Inc. accepted our Board of Directors’ recommendation and voted by written consent to approve a new audit firm, Whitley Penn, LLP.  Whitley Penn does not have any prior relationship with us and we have not had any prior consultations with Whitley Penn during the two most recent fiscal years or during the interim period therefrom to the date of their engagement.

Whitley Penn will initially audit and review the periodic reporting periods which we have failed to file with the intention of bringing our reporting current.  Whitley Penn will start with our 2010 annual audit so that we may file our 2010 10-K and then move forward until we are current.

Section 5-Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our Board of Directors recommended the re-election of the members of the current Board on September 28, 2012 to serve until the next annual meeting or their earlier death, disability or resignation. The shareholders in a majority written consent re-elected the following members of the Board of Directors: Mr. Richard Morgan, Chairman, Mr. Robert Bertoldi, Mr. Robert Hussey, Mr. Paul Coleman, and Mr. Allan Griebenow.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

On September 30, 2012 a majority of the stockholders voted by written consent to increase the number of authorized shares of our common stock from 80 million to 120 million.  The amendment to increase our authorized common stock will be effective upon filing the amendment with the Delaware Secretary of State which we intend to file within the next 30 days from the date of this report.

Item 5.07 Submission of Matters to Vote of Security Holders

On September 30, 2012, shareholders representing a majority voting interest in Axcess International Inc. accepted our Board of Directors’ recommendation and voted by written consent to approve three actions; 1) the amendment of our charter to increase the number of authorized common stock shares from 80 million to 120 million, 2) the re-election of our current Board of Directors to serve until the next annual meeting and 3) to approve the engagement of Whitley Penn, LLP as our new auditors and independent registered accounting firm

Item 8.01 Other Events.

Axcess filed a lawsuit in Dallas in the United States District Court for the Northern District of Texas, Cause No. 3:10-cv-1033-F on May 21, 2010 against Savi Technology, Inc. alleging infringement of U.S. Patent Nos. 6,294,953 entitled “High Sensitivity Demodulator For A Radio Tag And Method”. It is now scheduled trial on January 14, 2013.

Axcess filed a lawsuit in Dallas in the United States District Court for the Northern District of Texas, Cause No. 3:10-cv-1383-F on July 15, 2010 against Baker Botts L.L.P. Axcess currently alleges causes of action for negligence, breach of fiduciary duty, material non-disclosure and exemplary damages regarding Baker Botts’ patent representation of Axcess. The trial is scheduled for March 4, 2013.

In late 2011, four current full and part-time employees filed wage claims with the Texas Workforce Commission (TWC) citing episodic unpaid wages from the second half of 2011 totaling $92k.  On February 29, 2012, Axcess International Inc. entered into a Credit Agreement to support legal and other necessary activities including company operations.  Beginning in July 2012, the Company was receiving enough funding to propose the gradual repayment of the obligations through mid-2013.  All TWC claims have now been dismissed.

The Company has improved on order delivery times and currently has only a few orders backlogged over 30 days.  We have also recently engaged in incremental marketing branding efforts with the intent to leverage our successful implementations in wireless sensing into increased sales.

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

d) Exhibits

16.1 Letter re: Change in Certifying Accountant*.

16.2 Letter re: Change in Certifying Accountant for Amended Report**

*   Filed previously on Form 8-K dated October 11. 2012.

** Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCESS INTERNATIONAL, INC.
(Registrant)

October 25, 2012	/s/ ALLAN GRIEBENOW
(Date)	Allan Griebenow
President and Chief Executive Officer